Exhibit 10.6

EXECUTION COPY

CREDIT AGREEMENT

dated as of

MARCH 18, 2011

among

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.,

The Lenders Party Hereto,

and

H.I.G. AERT, LLC,
as Administrative Agent

___________________________

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(continued)
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(continued)
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(continued)
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SCHEDULES:

Schedule I                                --          Commitments
Schedule 4.06                           --          Real Property
Schedule 4.07                           --          Litigation
Schedule 4.16                           --          Capitalization
Schedule 4.17                           --          UCC Jurisdictions
Schedule 4.18                           --          Labor Matters
Schedule 6.01                           --          Existing Indebtedness
Schedule 6.02                           --          Existing Liens
Schedule 6.04                           --          Existing Investments
Schedule 6.08                           --          Transactions with Affiliates

EXHIBITS:

Exhibit A -- Form of Assignment and Assumption
Exhibit B – Form of Borrowing Request
Exhibit C – Form of Compliance Certificate

This Credit Agreement, dated as of March 18, 2011 (as amended, restated, supplemented or modified from time to time, this “Agreement”), is made among ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC., a Delaware corporation (the “Company”), the lenders from time to time parties hereto, and H.I.G. AERT, LLC, as Administrative Agent.  Capitalized terms used in this opening paragraph or the recitals set forth below and not otherwise defined herein have the meanings assigned to them in Section 1.01 below.

RECITALS:

WHEREAS, immediately prior to the execution of this Agreement, H.I.G. AERT, LLC, the initial Lender (“H.I.G.”), is the sole beneficial owner of those certain Adair County Industrial Authority Solid Waste Recovery Facilities Revenue Bonds (Advanced Environmental Recycling Technologies, Inc. Project) Series 2007 (the “2007 Bonds”) issued pursuant to that certain Indenture of Trust, dated as of December 1, 2007, by and between Adair County Industrial Authority (the “County”) and Bank of Oklahoma, N.A., as trustee.  The 2007 Bonds are secured by, among other things, the assignment of that certain Loan Agreement (the “2007 Loan Agreement”), dated as of December 1, 2007, by and between the Company and the County.  As of the date hereof, the aggregate outstanding principal and accrued interest owed in connection with the 2007 Bonds is $13,281,084

WHEREAS, immediately prior to the execution of this Agreement, H.I.G. is the sole beneficial owner of those certain City of Springdale Arkansas, Industrial Development Refunding Revenue Bonds (Advanced Environmental Recycling Technologies, Inc. Project) Series 2008 (the “2008 Bonds” and together with the 2007 Bonds, the “Bonds” or the “Purchased Debt”) issued pursuant to that certain Indenture of Trust, dated as of February 1, 2008, by and between the City of Springdale, Arkansas (the “City”) and Bank of Oklahoma, N.A., as trustee.  The 2008 Bonds are secured by, among other things the assignment of that certain Loan Agreement, dated February 1, 2008, by and between the Company and the City.  As of the date hereof, the aggregate outstanding principal and accrued interest owed in connection with the 2008 Bonds is $10,436,409;

WHEREAS, immediately prior to the execution of this Agreement, H.I.G. is the beneficial owner of that certain Secured Promissory Note (the “2010 Note” and together with the Purchased Debt, the “Existing Debt”), dated December 20, 2010, issued by the Company in favor of Buyer, which 2010 Note is secured by that certain Security Agreement, dated December 20, 2010, made by the Company in favor of Buyer.  As of the date hereof, the aggregate outstanding principal and accrued interest owed in connection with the 2010 Note is $2,096,667; and

WHEREAS, simultaneously with the execution of this Agreement, the Company and H.I.G. are entering into the Securities Exchange Agreement, pursuant to which, among other things, H.I.G. has agreed to (i) exchange $10,000,000 of principal and accrued interest of the Purchased Debt for Series A Notes, representing funded Series A Loans under this Agreement, in the aggregate principal amount of $10,000,000 and (ii) exchange all of the outstanding principal and accrued interest of the 2010 Note for Series B Notes, representing funded Series B Loans under this Agreement, in the aggregate principal amount of $2,000,000; and

WHEREAS, the initial Lender party hereto also desires lend additional amounts to the Borrower in accordance with this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” shall mean any acquisition or series of acquisitions by any Person of (a) all or substantially all of the capital stock or other Equity Interests in another Person, including by way of merger or consolidation, (b) all or substantially all of the business, assets or operations of another Person or (c) a portion of the business, assets or operations of another Person constituting one or more divisions, business units or business lines of such other Person.

“Administrative Agent” shall mean H.I.G., in its capacity as administrative agent for the Lenders hereunder and any successor thereto appointed in accordance with this Agreement.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the Equity Interests of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of such Person.  Notwithstanding the foregoing, no Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Credit Documents, nor shall the Administrative Agent be deemed an “Affiliate” of any Credit Party for purposes hereof.

“Anti-Terrorism Order” shall mean Executive Order No.  13224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S.  Fed.  Reg.  49, 079 (2001), as amended.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bankruptcy Code” shall mean the provisions of Title 11 of the United States Code, 11 U.S.C.  §§ 101 et seq., as amended from time to time.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall mean the Company and each other Subsidiary of the Company that hereafter becomes a Borrower under this Credit Agreement.

“Borrowing Request” shall mean a request by the Borrower for a Loan in accordance with Section 2.03 in the form of Exhibit B or such other form as the Administrative Agent and the Borrower shall agree.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures” shall mean, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” shall mean an event or series of events by which (a) the stockholders of the Company on the date hereof, either directly or indirectly, collectively fail to own Equity Interests in the Company representing more than 51% of the combined voting power of all Equity Interests entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis, (b) any other “person” or “group” (as such terms are defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), owns beneficially or of record an equity percentage in the Borrower greater than H.I.G. or any Affiliate of H.I.G. or (c) the Company shall cease to own and control legally and beneficially either directly or indirectly, free and clear of all Liens (other than Liens created pursuant to any Credit Document), all of the outstanding Equity Interests of its Subsidiaries (except if and to the extent otherwise permitted by the Credit Documents).

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” shall mean the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Transactions” shall mean (a) the funding of the Loans to be funded on the Closing Date pursuant to Section 2.01 (including by delivery of the Exchanged Debt) and (b) the payment of fees and expenses in connection with the foregoing.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean any and all property of any Credit Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of the Secured Parties, to secure any Secured Obligations.

“Collateral Access Agreement” shall mean each landlord agreement, mortgagee consent or bailee agreement in form and substance satisfactory to the Administrative Agent executed and delivered by a Credit Party and any of its landlords, mortgagees or bailees.

“Collateral Documents” shall mean, collectively, the Guaranty Agreement, the Security Agreement, the Mortgages, the Intellectual Property Security Agreements, the Collateral Access Agreements and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit C.

“Consolidated Current Assets” means, as of any date of determination, the total current assets of the Company and its Subsidiaries as of such date, calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Current Liabilities” means, as of any date of determination, total current liabilities of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period; plus to the extent, and only to the extent, deducted in the computation of Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest Expense for such period, (ii) federal, state, local and other tax expense, depreciation expense and amortization expense of the Company and its Subsidiaries, in each case, for such period, determined on a consolidated basis for such persons, (iii) non-recurring cash fees and expenses incurred in connection with the transactions contemplated hereby and approved by the Administrative Agent in its sole discretion, (iv) non-recurring cash fees and expenses approved by the Administrative Agent in its sole discretion, (v) any management fees paid to H.I.G. or its Affiliates, and (vi) any Registration Delay Payments, as defined in the Registration Rights Agreement.

“Consolidated Fixed Charges” shall mean, for any period, the sum (without duplication) of (i) Consolidated Interest Expense paid or due and payable in cash for such period and (ii) scheduled principal payments made on Consolidated Indebtedness during such period.

“Consolidated Indebtedness” shall mean, as of any date of determination, the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries outstanding on such date determined on a consolidated basis in accordance with GAAP, after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries.

“Consolidated Interest Expense” shall mean, for any period, the aggregate amount of all interest expense or yield maintenance amounts or other prepayment charges, with respect to Indebtedness, including, without limitation, any unused commitment fee (or similar fee), imputed interest in respect of capitalized leases, amortization of discount and expense and all other fees and charges with respect to letters of credit and bankers’ acceptance financing, the net costs associated with interest swap obligations, amortization of debt expense and original issue discount, the interest portion of any deferred payment obligation, and any interest expense capitalized or deferred and deducted from revenues in the determination of Consolidated Net Income for such period, of the Company and its Subsidiaries for such period, determined on a consolidated basis for such persons and calculated, to the extent applicable, in accordance with the effective yield method, but, for the avoidance of doubt, excluding the structuring fees, all in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, net earnings (or net loss) of the Company and its Subsidiaries for such period, determined in accordance with GAAP on a consolidated basis for such persons, but excluding (without duplication): (a) any net earnings of any Person acquired by the Company or any of its Subsidiaries through purchase, merger or consolidation or otherwise, or earnings of any person substantially all of whose assets have been acquired by the Company or any of its Subsidiaries, in each such case for any period prior to the date of acquisition; (b) any earnings of any person (other than a Subsidiary) in which the Company or any of its Subsidiaries shall have an ownership interest except to the extent that all or a portion of such net earnings shall have actually been received by the Company or any such Subsidiary in the form of cash distributions; (c) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary; (d) any gains from the collection of the proceeds of any insurance policies or settlements; (e) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (f) any income or gain (or loss) during such period from (i) any change in accounting principles in accordance with GAAP, (ii) any prior period adjustments resulting from any change in accounting principles in accordance with GAAP, or (iii) any discontinued operations or disposition thereof, unless with respect to clauses (i) and (ii), the Borrower and the Required Lenders have amended the applicable provisions of this Agreement in accordance with Section 1.04 to reflect such change in accounting principles; (g) any income or gain during such period from any unusual, non-recurring or extraordinary items; (h) any gains (or any losses or charges related thereto, including the amount of Taxes attributable to any such gains) resulting from the retirement or extinguishment of Indebtedness or the acquisition of any other securities of the Borrower or any Subsidiary; and (i) any aggregate net gain (and/or any aggregate net loss) during such period arising from the sale, conversion, exchange or other disposition of capital assets (such term to include, without limitation, (x) all non-current assets and, without duplication and (y) all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all securities, whether or not current).

“Consolidated Working Capital” shall mean, if any, the excess of Consolidated Current Assets (other than cash, cash equivalents and any tax, indebtedness or interest related accounts) over Consolidated Current Liabilities (other than any tax, indebtedness or interest related accounts).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Control Account Agreements” shall mean each tri-party agreement by and among a Credit Party, the Administrative Agent and a depositary bank or securities intermediary at which such Credit Party maintains a deposit account, bank account or investment account, granting “control” over such deposit accounts and investment accounts to the Administrative Agent in a manner that perfects the Lien of the Administrative Agent under the UCC.

“Credit Documents” shall mean this Agreement, any promissory notes issued pursuant to the Agreement, the Securities Exchange Agreement, the Collateral Documents and all other agreements, instruments, documents and certificates identified in Section 3.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement, or the transactions contemplated hereby or thereby.  Any reference in the Agreement or any other Credit Document to a Credit Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Credit Document as the same may be in effect at any and all times such reference becomes operative.

“Credit Parties” shall mean the Borrower and the Guarantors.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” shall mean 3.0% per annum.

“Defaulting Lender” means, at any time, any Lender that, at such time (a)  has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Agreement or (b) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” shall mean (i) any Lender, any Affiliate of any Lender and any Approved Fund (any two or more Approved Funds being treated as a single Eligible Assignee for purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any Person under common control or treated as a single employer with the Borrower pursuant to Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan; (b) the failure of any Plan to satisfy the minimum funding standard applicable to such Plan under ERISA or the Code for any plan years, or the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412 of the Code or Sections 302 or 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, as of any date on which a prepayment from Excess Cash Flow is required pursuant to Section 2.10(c), the amount (so long as such amount is greater than zero) equal to: (a) Consolidated EBITDA for the Fiscal Year most recently ended prior to such date, minus (b) all cash interest paid by the Borrower on Indebtedness during such Fiscal Year, minus (c) unfinanced Capital Expenditures made during such Fiscal Year but solely to the extent permitted by this Agreement, minus (d) an amount equal to the sum of (i) the aggregate amount of all regularly scheduled principal payments of the Loans made during such Fiscal Year plus (ii) the aggregate amount of all optional principal prepayments of the Loans during such Fiscal Year, minus (e) federal, state, local and other taxes paid in cash by the Borrower during such Fiscal Year, minus (f) as of the last day of such Fiscal Year, the amount of any increase in Consolidated Working Capital (or plus any decrease in Consolidated Working Capital) as compared to the last day of the immediately prior Fiscal Year, minus (g) to the extent not already deducted by clause (d) of this definition, the aggregate amount of all regularly scheduled principal payments made on all Indebtedness permitted by this Agreement during such Fiscal Year.

“Excess Cash Flow Percentage” shall mean 50%.

“Exchanged Debt” means, collectively, (i) the $10,000,000 of principal and accrued interest of the Purchased Debt being delivered to the Company by the Lenders in satisfaction of their funding obligation of $10,000,000 pursuant to Section 2.06 for the Series A Term Loans under this Agreement and (ii) all $2,077,778 of principal and accrued interest of the 2010 Note being delivered to the Company by the Lenders in satisfaction of $2,000,000 of their funding obligation pursuant to Section 2.06 for the Series B Term Loans under this Agreement, in each case, in accordance with the terms of the Securities Exchange Agreement.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments, but excluding the insurance proceeds.

“Federal Funds Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” shall mean the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fiscal Month” shall mean any fiscal month of the Borrower.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) (i) Consolidated EBITDA less (ii) the aggregate amount of income taxes of the Borrower and its Subsidiaries paid or payable in cash during such period, less (iii) the aggregate amount paid or payable in cash by Borrower and their Subsidiaries on account of unfinanced Capital Expenditures, to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Foreign Lender” shall mean, as to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” shall mean generally accepted accounting principles in the United States of America from time to time approved by the American Association of Certified Public Accountants.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” shall mean all Persons that execute the Guaranty Agreement.

“Guaranty Agreement” shall mean that the certain Guaranty Agreement, dated as of the date hereof, by and among the Guarantors party thereto and the Administrative Agent.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” shall mean, with respect to any Person, without duplication, the liabilities of such person with respect to: (a) borrowed money (including commercial paper and revolving credit line borrowings), or which is evidenced by bonds, debentures or notes or extensions of credit, whether or not representing obligations for borrowed money (other than trade, payroll and taxes payable); (b) the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); (c) indebtedness of any other Person secured by any Lien existing on Property owned by such Person (whether or not such liabilities have been assumed), provided, that, with respect to any such indebtedness not assumed the amount of such indebtedness shall be deemed to be the lesser of (i) the fair market value of the assets securing such indebtedness and (ii) the aggregate amount of such indebtedness; (d) capitalized leases of such Person; (e) letters of credit, bankers’ acceptances or instruments serving a similar function issued or accepted by banks and other financial institutions for the account of such Person; (f) the net value of swaps of such Person; (h) all redemption obligations in respect of mandatorily redeemable preferred stock and all other obligations for the payment of money in respect of preferred stock of Subsidiaries of such Person held by third parties (other than contingent redemption obligations with respect to the Borrower’s Series E Preferred Stock, unless and until any “Fundamental Transaction” or

“Triggering Event” as defined in the Certificate of Designations for Series E Preferred Stock shall have occurred) ; and (g) any guaranty of such Person of any obligation or liability of another Person of the types listed in clause (a) through clause (g) of this definition of Indebtedness.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Institutional Investor” shall mean any insurance company, commercial, investment or merchant bank, finance company, mutual fund, registered money or asset manager, savings and loan association, credit union, registered investment advisor, pension fund, investment company, licensed broker or dealer, “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation) or “accredited investor” (as such term is defined under Regulation D promulgated under the Securities Act, or any successor law, rule or regulation).

“Intellectual Property Security Agreement” has the meaning set forth in the Security Agreement.

“Interest Payment Date” shall mean the last day of each calendar month.

“Interest Rate” shall have the meaning set for in Section 2.12(a).

“Investment” shall mean any investment in any Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, including, without limitation, pursuant to an Acquisition or (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Lenders” shall mean the Persons listed on Schedule I and any other Person that becomes a party hereto pursuant to an Assignment and Assumption (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption).

“Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Liberty” shall mean Liberty Bank of Arkansas.

“Liberty Bank Loan” shall mean the Loan Agreement, dated as of January 16, 2005 and amended from time to time by and between the Borrower and Liberty.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” shall mean an extension of credit by a Lender to the Borrower under Article II in the form of a Loan.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Credit Party to perform any of its obligations under any Credit Documents, (c) the Collateral, the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent or the Lenders under any Credit Documents.

“Material Contract” shall mean, with respect to any Person, each contract to which such Person is a party that if breached or cancelled could reasonably be expected to have a material adverse effect on the business, assets, operations, prospects or financial condition of such Person, in each case as amended, restated, supplemented, modified or replaced from time to time.

“Material Indebtedness” shall mean (b) Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of the Borrower or any Subsidiary in an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $500,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary, as applicable, would be required to pay if such Swap Agreement were terminated at such time.

“Material Suppliers” shall mean the top 15 suppliers to the Borrower and its Subsidiaries as of the Closing Date, as measured by dollar volume of purchases from such suppliers in comparison to all other suppliers of the Borrower and its Subsidiaries.

“Maturity Date” shall mean the earlier of (a) March 17, 2017 and (b) the acceleration of the Obligations pursuant to Section 7.01.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Policies” has the meaning set forth in Section 3.01(e).

“Mortgages” shall mean any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, on real property of a Credit Party, delivered pursuant to this Agreement, including any amendment, modification, restatement or supplement thereto.

“Multiemployer Plan” shall mean any Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” shall mean, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid.

“Note” shall mean a Series A Note or a Series B Note.

“Obligations” shall mean all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Credit Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Credit Documents.

“Off-Balance Sheet Liability” of a Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” shall mean:

(A)           Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(B)           statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(C)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(D)           deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(E)           judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(F)           customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business but only to the extent such rights are not prohibited by the terms of any Control Account Agreement;

(G)           any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(H)           purported liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(I)           liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;  and

(J)           easements, zoning and other statutory restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(A)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(B)           commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(C)           certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000.

(D)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(E)           mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (d) above.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Rata Share” shall mean, with respect to any Lender at any time, a percentage equal to a fraction, the numerator of which is the outstanding principal amount of the Loans of such Lender at such time and the denominator of which is the aggregate outstanding amount of the Loans of all Lenders at such time.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” shall mean, (x) at any time that there are fewer than three Lenders, all Lenders which are not Defaulting Lenders and (y) at any time that there are three or more Lenders, Lenders holding more than 50% of the sum of the aggregate outstanding principal amount of the Loans at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, it shall be excluded from the determination of Required Lenders pursuant to this clause (y); provided further that if a proposed transaction or amendment or waiver of this Agreement disproportionately and adversely affects the holders of Series A Term Loans or Series B Term Loans, the Lenders holding more than 50% of the sum of the aggregate outstanding principal amount of the Series A Term Loans or Series B Term Loans, as applicable, shall also be required.

“Requirement of Law” for any Person shall mean the Organization Documents of such Person and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean the chief executive officer, president, chief operating officer, chief financial officer, controller, vice president or chief accounting officer of the Borrower, as applicable, or any other officer of the Borrower, as applicable, involved principally in its financial administration or its controllership function.

“Restricted Payment” shall mean (a) any dividend or other distribution (whether in cash or other property, other than on a pay-in-kind basis) with respect to any Equity Interests in any Person or any of such Person’s Subsidiaries, or any payment (whether in cash or other property other than Equity Interests), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests; and (b) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Borrower or any Subsidiary of, on account of or in respect of, the principal of any Indebtedness that is subordinated to the Obligations prior to the regularly scheduled maturity date thereof (other than scheduled principal installment payments made at a time when there is no Event of Default hereunder).

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Secured Obligations” shall mean the Obligations and the Secured Swap Obligations.

“Secured Parties” shall mean the holders from time to time of the Secured Obligations.

“Secured Swap Agreement” shall mean any Swap Agreements entered into with Lenders, Affiliates of Lenders or other Persons acceptable to the Administrative Agent, in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary; provided that, if at any time such Person ceases to be a Lender or an Affiliate of a Lender, such Swap Agreement shall no longer be deemed to be a Secured Swap Agreement.

“Secured Swap Obligations” shall mean all Swap Obligations of the Borrower and its Subsidiaries under each Secured Swap Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Exchange Agreement” shall mean that certain Securities Purchase and Exchange Agreement, dated as of March 18, 2011, among the Company and H.I.G.

“Security Agreement” shall mean that the certain Security Agreement, dated as of the date hereof, by and among Borrower, each of its Domestic Subsidiaries party thereto and the Administrative Agent.

“Series A Note” shall mean a note representing a Series A Term Loan.

“Series A PIK Interest Rate” shall mean a rate of interest equal 4.0% per annum.

“Series A Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make a Series A Term Loan on the Closing Date pursuant to Section 2.01 in an amount not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Series A Term Loan Commitment”.

“Series B Note” shall mean a note representing a Series B Term Loan.

“Series B PIK Interest Rate” shall mean a rate of interest equal 6.0% per annum.

“Series B Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make a Series B Term Loan on or after the Closing Date pursuant to Section 2.01 in an amount not to exceed the amount set forth opposite such Lender’s name on Schedule I under the caption “Series B Term Loan Commitment”.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Subordination and Intercreditor Agreement” shall mean that the certain Second Amended and Restated Subordination and Intercreditor Agreement, dated as of the date hereof, by and among Borrower, the Administrative Agent and Liberty.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise expressly stated herein, any reference to Subsidiary shall mean a Subsidiary of the Borrower.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholding imposed by any Governmental Authority.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time.

“USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02  Reserved.

SECTION 1.03  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) all references to a specific time shall be construed to refer to the time in New York, New York.

SECTION 1.04  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to Section 5.01(a) or (b)(i) or, if no such statements have been so delivered, the most recent audited financial statements referred to in Section 4.05.  For purposes of determining compliance with the financial covenants contained in this Agreement, including without limitation those set forth in Section 6.10, any election by the Company or any of its Subsidiaries to measure an item of Indebtedness using fair value (as permitted by Accounting Standards Codification Section 825-10 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

ARTICLE II

THE CREDIT FACILITIES

SECTION 2.01  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make (a) a Series A Term Loan to the Borrower (a “Series A Term Loan”) on the Closing Date in the principal amount of such Lender’s Series A Term Loan Commitment specified on Schedule I and (b) a Series B Term Loan to the Borrower (a “Series B Term Loan”, and collectively with the Series A Term Loans, the “Loans”) in the principal amount of such Lender’s Series B Term Loan Commitment specified on Schedule I, provided that only $5,000,000 of the Series B Term Loan shall be available to be drawn on the Closing Date and the remaining $2,000,000 of the Series B Term Loan Commitment may be drawn at a later date agreed to by the Administrative Agent in its sole discretion.  Once repaid or prepaid, Loans may not be reborrowed.

SECTION 2.02  Loans and Borrowings.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

SECTION 2.03  Requests for Loans.  To request a Loan, the Borrower shall notify the Administrative Agent of such request by telephone not later than 11:00 a.m. on the Business Day of the proposed borrowing of such Loan.  Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the aggregate amount of the requested Loan;

(ii)          the date of such Loan, which shall be a Business Day;

(iii)         the location and number of the Borrower’s account to which funds are to be disbursed; and

(iv)         solely with respect to the Series B Term Loan to be borrowed after the Closing Date, a detailed schedule as to the uses of the Series B Term Loan.

Promptly following receipt of a Borrowing Request in accordance with this Section, and in the case of a request for Series B Term Loans subsequent to the Closing Date, provided that the Administrative Agent consents to such borrowing in its sole discretion, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested borrowing.

SECTION 2.04  Reserved.

SECTION 2.05  Reserved.

SECTION 2.06  Funding of Loan. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by either (i) delivery and transfer of the Exchanged Debt to the Company (as evidenced by either (A) delivery of executed instructions to the Depository Trust & Clearing Corporation instructing that beneficial ownership of the applicable portion of the Bonds be transferred to the Company or (B) delivery of the 2009 Note and 2010 Note to the Company) in accordance with the terms and conditions of the Securities Exchange Agreement or (ii) wire transfer of immediately available funds by 12:00 noon, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  With respect to any Loans funded by wire transfer of immediately available funds, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

SECTION 2.07  Reserved.

SECTION 2.08  Reserved.

SECTION 2.09  Repayment of Loans; Evidence of Debt.

(a)           The outstanding principal amount of the Loans and all other Secured Obligations shall be repaid in full in cash on the Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10  Prepayment of Loans.

(a)           Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part; provided that the Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or PDF) not later than 11:00 a.m. one Business Day prior to the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans or portion thereof to be prepaid.  Promptly following receipt of any such prepayment notice relating to the Loans, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each partial prepayment of the Loans shall be in a principal amount of at least $500,000 and integral multiples of $500,000 in excess thereof.  Each prepayment of the Loans pursuant to this Section 2.10(a) shall be applied to the remaining outstanding principal balance of Loans and shall be accompanied by all interest then accrued and unpaid on the principal so prepaid to the extent required by Section 2.12(d), and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of the Loans at the time of prepayment.

(b)           Reserved.

(c)           Mandatory Prepayments of Excess Cash Flow.  Commencing with the Fiscal Year ending December 31, 2011, the Borrower shall apply an amount equal to the Excess Cash Flow Percentage of its Excess Cash Flow for such Fiscal Year as a mandatory prepayment of the Loans within five Business Days after the earlier of (i) the date on which financial statements in respect of such Fiscal Year have been delivered pursuant to Section 5.01(a) and the related Compliance Certificate has been delivered pursuant to Section 5.01(f) and (ii) the date by which such financial statements and Compliance Certificate are required to be delivered pursuant to Sections 5.01(a) and 5.01(f), respectively.

(d)           Mandatory Prepayments Upon Receipt of Proceeds from Asset Dispositions.  If the Borrower or any of its Subsidiaries Disposes of any assets (other than any Disposition of assets permitted by Section 6.05(a), (b), (c), (d) or (e)) which results in the realization by such Person of Net Proceeds, the Borrower shall apply an amount equal to 100% of such Net Proceeds as a mandatory prepayment of the Loans within five Business Days after receipt thereof by such Person; provided that, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition or within three Business Days after Borrower experiences any casualty or condemnation judgment pursuant to Section 6.05(f)), and so long as no Default shall have occurred and be continuing, Borrower or such Subsidiary may apply such Net Proceeds within 180 days after receipt of such Net Proceeds to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) that are useful in the business of the Borrower or such Subsidiary (in which case no prepayment shall be required pursuant to this paragraph); provided further that, to the extent any such Net Proceeds have not been so applied by the end of such 180-day period, a prepayment of the Loans shall be required at such time in an amount equal to the amount of such Net Proceeds that have not been so applied.

(e)           Mandatory Prepayments Upon Receipt of Extraordinary Receipts.  If any Extraordinary Receipts are received by or paid to or for the account of the Borrower or any of its Subsidiaries (excluding, unless a Default or Event of Default has occurred and is continuing,

Extraordinary Receipts in an amount not in excess of $100,000 per Fiscal Year), the Borrower shall apply an amount equal to 100% of such Extraordinary Receipts as a mandatory prepayment of the Loans within five Business Days after receipt thereof by the Borrower or such Subsidiary; provided that, with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, the Borrower or such Subsidiary may apply the cash proceeds within 180 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received (in which case no prepayment shall be required pursuant to this paragraph); provided further that, to the extent any such cash proceeds have not been so applied by the end of such 180-day period, a prepayment of the Loans shall be required at such time in an amount equal to the amount of such cash proceeds that have not been so applied.

(f)           Mandatory Prepayments Upon Incurrence of Additional Debt.  Within three Business Days after the consummation by the Borrower or any of its Subsidiaries of any incurrence or issuance of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 6.01 or pursuant to any waiver by Administrative Agent hereunder), the Borrower shall apply an amount equal to 100% of the Net Proceeds received therefrom as a mandatory prepayment of the Loans.

(g)           Mandatory Prepayments Upon Additional Equity Issuances.  Within three Business Days after any capital contribution to, or the issuance of any Capital Stock by, the Borrower or any of its Subsidiaries, the Borrower shall apply an amount equal to 100% of the Net Proceeds received therefrom as a mandatory prepayment of the Loans.

(h)           Notice to the Administrative Agent of Mandatory Prepayments.  The Borrower shall notify the Administrative Agent in writing of any prepayment required to be made pursuant to Section 2.10(d), (e), (f) or (g) at least one Business Day prior to the date of such prepayment.  Each such notice shall (i) refer to the Section of this Agreement pursuant to which such prepayment is required to be made and (ii) specify the amount of such required prepayment.

(i)           Application of Mandatory Prepayments of Loans.  Each prepayment under Section 2.10(d), (e), (f) or (g) shall be applied to the remaining outstanding principal amount of the Loans plus accrued interest in a total amount not to exceed the amount of the prepayment.

(j)           General Provisions Relating to Mandatory Prepayments.  Each prepayment of the Loans under Section 2.10(b), (d), (e), (f) or (g) shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares of the Loans at the time of prepayment.

SECTION 2.11 Reserved.

SECTION 2.12  Interest.

(a)           The Series A Term Loan shall, at the option of Borrower, either (i) bear cash interest at 8.0% per annum or (ii) bear cash interest at 4.0% per annum plus the Series A PIK Interest Rate, provided that the option in clause (ii) shall only be available for the first 24 months following the Closing Date, after which the Series A Term Loan will bear cash interest at 8.0% per annum (collectively, the “Series A Interest Rate”).
(b)           The Series B Term Loan shall, at the option of Borrower, either (i) bear cash interest at 10.0% per annum or (ii) bear cash interest at 4.0% per annum plus the Series B PIK Interest Rate (collectively, the “Series B Interest Rate” and collectively with the Series A Interest Rate, the “Interest Rate”).

(c)           While an Event of Default exists or after acceleration, the Borrower shall pay interest with respect to all Loans at a rate equal to the Interest Rate plus the Default Rate, and with respect to all other Obligations hereunder (other than Loans), at a rate equal to the Default Rate.  All interest accrued at the foregoing rate shall be payable on demand in cash.

(d)           Accrued interest on each Loan shall be payable in cash in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand and (ii) the portion of the Interest Rate equal to the Series A PIK Interest Rate and the Series B PIK Interest Rate shall instead be payable in kind and added to the outstanding principal amount of the Series A Term Loan or the Series B Term Loan, as the case may be, on each Interest Payment Date.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days.

(f)           Notwithstanding anything to the contrary provided herein, to the extent that pursuant to Section 10 of the Subordination and Intercreditor Agreement the Administrative Agent cannot receive cash payments of interest from the Borrower, all payments of cash interest on the Series A Term Loan and the Series B Term Loan shall instead be payable in kind and added to the outstanding principal amount of the Series A Term Loan or the Series B Term Loan, as the case may be, on each Interest Payment Date.

SECTION 2.13  AHYDO Payments.  Notwithstanding any other provision of this Agreement, if on any Interest Payment Date occurring after the fifth anniversary of the Closing Date, the aggregate amount of interest which would be included in gross income with respect to any Loan for periods ending on or before such interest payment date (within the meaning of Section 163(i) of the Code) exceeds an amount equal to the sum of (i) the aggregate amount of interest to be paid (within the meaning of Section 163(i) of the Code) with respect to such Loan before such Interest Payment Date (determined without regard to this provision) and (ii) the product of (A) the issue price (as defined in Sections 1273(b) and 1274(a) of the Code) of such Loan and (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of such Loan (such sum shall be referred to as the “Maximum Amount”), the Borrower shall pay an amount in cash equal to the excess of the amount which would be includible in gross income with respect to such Loan for periods ending on or before such Interest Payment Date over the Maximum Amount.  The intent of this Section 2.13 is that the Borrower shall be obligated to make payments under such Loan such that no payment shall be deferred beyond a date that would result in such Loan being treated as an “applicable high yield debt obligation” under Sections 163(e)(5) and 163(i) of the Code and shall be interpreted consistently with such intent.

SECTION 2.14  Reserved.

SECTION 2.15  Reserved.

SECTION 2.16  Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes other than to the extent any then applicable law requires any withholding or other payment of Taxes with respect to or based upon income of the Lenders; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent and such Lender, as the case may be, on or with respect to any payment by or on account of any of the Obligations (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)           If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, unless an Event of Default has occurred and is continuing, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.17  Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrower shall make each payment required to be made by the Borrower hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.16, or otherwise) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its office in Miami, Florida, into such account as directed by the Administrative Agent; provided that payments pursuant to Sections 2.16 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any or all of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18  Mitigation Obligations .  If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 2.19  Reliance on Notices.  Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Borrowing Request believed by

Administrative Agent to be genuine.  Administrative Agent may assume that each Person executing and delivering any such request in accordance herewith was duly authorized, unless the Administrative Agent has actual notice to the contrary.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01  Closing Date.  This Agreement shall not become effective and the Lenders shall have no obligation to make Loans until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Lenders shall have received executed counterparts of (i) the Credit Documents and (ii) the Subordination and Intercreditor Agreement.

(b)           The Lenders shall have received for each of the Credit Parties:

(i)           a copy of such Credit Party’s Organization Documents, as amended up to and including the Closing Date, (A) certified (to the extent such certification can be obtained) as of a recent date by the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation, and (B) certified as of the date hereof by the secretary or assistant secretary of such Credit Party or a Responsible Officer of such Credit Party as being in full force and effect without further modification or amendment;

(ii)           a good standing certificate or certificate of status from the applicable Governmental Authority of such Credit Party’s (A) jurisdiction of incorporation, organization or formation and (B) in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires it to be qualified as a foreign corporation or other entity to do business except in the case of this clause (B) those jurisdictions where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each dated a recent date prior to the Closing Date;

(iii)           signature and incumbency certificates of the officers of such Credit Party executing the Credit Documents to which it is a party, dated as of the date hereof; and

(iv)           duly adopted resolutions of the board of directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the date hereof by the secretary or assistant secretary of such Credit Party or a Responsible Officer of such Credit Party, as being in full force and effect without modification or amendment.

(c)           The Lenders shall have received favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of counsel for the Credit Parties, in form and substance reasonably satisfactory to the Lenders, covering such matters relating to the Credit Parties or this Agreement as the Lenders shall reasonably request.  The Borrower hereby requests such counsel deliver such opinion.

(d)           The Lenders shall have received:

(i)           the results of recent lien searches where the Credit Parties are located (within the meaning of the UCC) and each other jurisdiction that the Lenders may reasonably request, and each such search shall reveal no Liens on any assets of the Credit Parties, except for Liens permitted by Section 6.02 or which are discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Lenders;

(ii)           any instruments evidencing any Indebtedness owed to any Credit Party pledged pursuant to any Collateral Document, indorsed in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; and

(iii)           proper Uniform Commercial Code financing statements either filed in, or in form appropriate for filing in, all jurisdictions that the Lenders may deem necessary or advisable in order to perfect the Liens created under the Collateral Documents.

(e)           The Lenders shall have received certified (by a Responsible Officer of Borrower) copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any contractual obligation of each Credit Party, in connection with the execution, delivery, performance, validity and enforceability of the Credit Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitment, the Loans  or any transaction being financed with the proceeds of the Commitments and Loans shall be ongoing.

(f)           The Administrative Agent shall have received a true and complete copy of all lease agreements with respect to real property of the Borrower.

(g)           The Lenders shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, certifying that (the truth and accuracy of which shall be a condition to the Closing Date hereunder):

(i)           the representations and warranties of the Credit Parties set forth in the Credit Documents are true and correct on and as of the Closing Date;

(ii)           at the time of and immediately after giving effect to the Loans to be made on the Closing Date, no Default or Event of Default has occurred and is continuing and no default or event of default under any other agreement, instrument or document relating to any other Indebtedness or under any material contract or agreement, in each case, of the Credit Parties has occurred and is continuing; and

(iii)           (1) there has occurred no material adverse change in the business, operations, properties or assets of the Borrowers and its Subsidiaries, taken as a whole, from that reflected on the combined financial statements of the Borrower and its Subsidiaries as of December 31, 2009, and (2) there shall be no material pending or threatened (in writing) litigation, proceeding, bankruptcy or insolvency, injunction, order or claims with respect to the Borrower and its Subsidiaries.
(h)           The Lenders shall have received a certificate from a Responsible Officer of each Credit Party, in form and substance satisfactory to the Lenders, attesting that after giving effect to the Closing Date Transactions, each Credit Party is Solvent.

(i)           Reserved.

(j)           The Administrative Agent and the Lenders shall have received all fees required to be paid to the Administrative Agent and the Lenders on or prior to the Closing Date pursuant to this Agreement and all other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Credit Document.

(k)           The Lenders shall have received on or prior to the Closing Date, to the extent requested, all documentation and other information with respect to the Borrower and its Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(m)           The Lenders shall have received evidence that the Liberty Bank Loan has been amended on terms and conditions satisfactory to the Administrative Agent in its sole discretion.

SECTION 3.02  Post-Closing.  Within sixty (60) days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion) each of the following conditions must be satisfied (or waived in accordance with Section 9.02):

(a)           The Lenders shall have received Mortgages covering the fee properties listed on Schedule 4.06 (but not the leasehold properties), duly executed and delivered by the appropriate Credit Party, together with:

(i)           evidence that counterparts of such Mortgages are in form suitable for filing or recording in all filing or recording offices that the Lenders may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid or escrowed with the title company issuing the Mortgage Policies;

(ii)           (A) with respect to each of the fee properties subject to a Mortgage, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), or commitments to issue the same, in form and substance, with endorsements (as applicable) and in amounts acceptable to the Lenders, issued by title insurers acceptable to the Lenders, insuring the Mortgages to be valid first and subsisting Liens on applicable Credit Party’s interest in the property described therein, free and clear of all encumbrances (including, but not limited to, mechanics’ and materialmen’s Liens), excepting only Liens permitted by Section 6.02, and providing for zoning and other endorsements requested by Lenders;

(iii)           a current survey of each of the fee owned properties subject to a Mortgage, prepared by a land surveyor duly registered and licensed in the state in which such property is located and in form and substance acceptable to the Lenders; and

(iv)           evidence regarding flood status, in form and substance sufficient to satisfy all FIRREA requirements of any financial institution.

(b)           The Lenders shall have received Collateral Access Agreements duly executed by the applicable Credit Parties and all landlords, mortgagees and bailees of the Credit Parties.

(c)           The Lenders shall have received evidence that all insurance required to be maintained pursuant to the Credit Documents has been obtained and is in effect, with certificates of insurance and endorsements (in form and substance satisfactory to the Lenders), naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under (i) all insurance policies maintained with respect to the assets and properties of the Credit Parties that constitute Collateral, and such lender loss payee endorsements as the Lenders shall request and (ii) all general liability insurance policies of the Credit Parties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Borrower and each other Credit Party represents and warrants to the Administrative Agent and each Lender as follows (which representations and warranties made on the date hereof  are given as if the Closing Date Transactions have been consummated):

SECTION 4.01  Organization; Powers.  Each Credit Party and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is duly qualified to do business in, and is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except, in the case of this clause (c), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.02  Authorization; Enforceability.  The execution, delivery and performance of the Credit Documents are within each Credit Party’s corporate, partnership, limited liability or other powers and have been duly authorized by all necessary corporate, partnership, limited liability or other action and, if required, all necessary action by its equity holders.  Each Credit Document to which each Credit Party is a party has been duly executed and delivered by such Credit Party and constitutes a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03  Approvals; No Conflicts.  The execution, delivery and performance of the Credit Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members, partners, shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect the Liens created pursuant to the Credit Documents, (b) will not contravene the terms of the Organization Documents of the Borrower or any of its Subsidiaries, (c) will not violate any Requirement of Law applicable to the Borrower or any of its Subsidiaries (including, without limitation, section 5 of the Securities Act or Regulation T, U or X of the Board), (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than the Liens created by the Credit Documents).

SECTION 4.04  Offering of Loans/Notes.  Neither the Borrower nor any agent acting on its behalf has, directly or indirectly, offered the Commitments, Loans or any similar notes or Indebtedness of any Credit Party for sale to, or solicited any offers to buy the Commitments, Loans or any similar notes or Indebtedness of any Credit Party, or otherwise approached or negotiated with respect thereto with, any Person other than the Lenders on the Closing Date and not more than 35 other Institutional Investors, and neither the Borrower nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Commitments or Loans to the provisions of section 5 of the Securities Act, the Trust Indenture Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

SECTION 4.05  Financial Statements; No Material Adverse Effect.

(a)           The Borrower has heretofore furnished to the Lenders (i) the audited balance sheet and income statements of Borrower and its Subsidiaries as of December 31, 2009 for the fiscal year then ended and (ii) an unaudited balance sheet and unaudited income statements of the Borrower and its Subsidiaries as of December 31, 2010, an unaudited balance sheet of the Borrower and its Subsidiaries as of January 31, 2011 and unaudited income statements as of February 28, 2011, each certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)           Reserved.

(c)           The most recent financial statements furnished pursuant to Section 5.01(a) fairly present in all material respects (i) the financial position of the Borrower and its Subsidiaries as of the date thereof and (ii) the results of operations and cash flows of the Borrower and its Subsidiaries for the period covered thereby, all in accordance with GAAP.

(d)           The most recent financial statements furnished pursuant to Section 5.01(b) fairly present in all material respects (i) the financial position of the Borrower and its Subsidiaries as of the date thereof and (ii) the results of operations and cash flows of the Borrower and its Subsidiaries for the period covered thereby, all in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes.

SECTION 4.06  Properties.

(a)           Each of the Borrower and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.05 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), free and clear of all Liens other than those permitted by Section 6.02.  As of the Closing Date, Schedule 4.06 identifies each parcel of real property that is owned or leased by each Credit Party.  Each of such leases and subleases, if any, is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists.

(b)           No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained.

(c)           Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, service marks, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person.

SECTION 4.07  Litigation and Environmental Matters.

(a)           Except as set forth on Schedule 4.07, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Credit Document.

(b)           The Borrower has delivered to the Administrative Agent and Lenders any Environmental Site Assessments delivered to or prepared by the Borrower with respect to the Borrower’s and each of its Subsidiary’s properties within the five years preceding the Closing Date.

(c)           Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has received notice of any claim with respect to any Environmental Liability that remains outstanding or unresolved or knows of any basis for any Environmental Liability, (ii) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (iii) has become subject to any Environmental Liability.

SECTION 4.08  Compliance with Laws; Governmental Authorizations; No Default.

(a)           Each of the Borrower and its Subsidiaries is in compliance in all material respects with all laws, regulations and orders of any Governmental Authority applicable to it or its property, including without limitation the Securities Act and all securities laws and regulations applicable to the transactions contemplated hereby.

(b)           Neither any Credit Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any judgment, decree, indenture, agreement, contract or Organization Documents to which it is a party that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           Each of the Borrower and its Subsidiaries possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d)           No Default under this Credit Agreement has occurred and is continuing.

SECTION 4.09  Margin Regulations; Investment Company Status.

(a)           Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U of the Board.  No part of the proceeds of the Loans made to the Borrower has been or will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board.

(b)           Neither the Borrower nor any of its Subsidiaries is (A) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (B) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

SECTION 4.10  Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed (subject to any available extensions) and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any of its Subsidiaries that would, if made, have a Material Adverse Effect.

SECTION 4.11  ERISA.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service or is operating by adoption of a prototype or similar plan which has received a favorable opinion letter from the Internal Revenue Service and, to the best knowledge of the Borrower, nothing has occurred which could prevent, or cause the loss of, such qualification.  The Borrower, each Subsidiary and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code or Section 302 of ERISA, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code or Sections 302, 303 or 304 of ERISA has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           No ERISA Event has occurred or is reasonably expected to occur.

(d)           The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No.  87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

(e)           No liability to the PBGC has been or is expected by the Borrower or any ERISA Affiliate to be incurred with respect to any Plan by the Borrower, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Borrower or the Subsidiaries taken as a whole.  None of the Borrower, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Borrower or the Subsidiaries taken as a whole.  The execution, delivery and performance of the Credit Documents will be exempt from, or will not involve any transaction which is subject to, the prohibitions of Section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under Section 502(i) of ERISA or a tax could be imposed pursuant to Section 4975 of the Code.

SECTION 4.12  Disclosure.  The Borrower understands and confirms that the Lenders will rely on the foregoing representations in effecting transactions in securities of the Borrower.  All disclosure provided to the Lenders regarding the Borrower and its Subsidiaries, their businesses and the transactions contemplated hereby, including the schedules to this Credit Agreement, furnished by or on behalf of the Borrower or any of its Subsidiaries is true and correct. Neither this Credit Agreement, any Schedule or Exhibit to this Agreement nor any other statements, documents or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the financial projections that have been provided to the Lenders were prepared by the Borrower in good faith and on the basis of assumptions the Borrower believes reasonable and such projections reflect such assumptions and are the best currently available estimates by the Borrower.

SECTION 4.13  Material Agreements.  After giving effect to the Closing Date Transactions, neither any Credit Party nor any of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any Material Contract to which it is a party or (ii) any agreement or instrument evidencing or governing Material Indebtedness.  As of the Closing Date, Borrower has delivered to the Administrative Agent complete and correct copies of each Material Contract, and all employment agreements, consulting agreements and leases of real property to which any Credit Party is a party.  As of the Closing Date, no Credit Party has received notification that any Material Supplier will stop or materially decrease the rate of, or seek a material reduction in supplying materials, products or services to the Credit Parties.

SECTION 4.14  Solvency.  After giving effect to the Closing Date Transactions, Borrower and its Subsidiaries are Solvent.

SECTION 4.15  Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

SECTION 4.16  Capitalization and Subsidiaries.  The Equity Interests in the Borrower and its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable.  As of the Closing Date, Schedule 4.16 sets forth a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries.

SECTION 4.17  Collateral.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the respective Borrower and its Subsidiaries in the Collateral described therein, and upon filing of UCC financing statements, as necessary, the taking of actions or making of filings with respect to Intellectual Property registrations or applications issued or pending, and, in the case of real property, filing of the Mortgages as necessary, such Liens constitute perfected and continuing Liens on such Collateral, securing the Secured Obligations, enforceable against the applicable Credit Party and all third parties, and having priority over all other Liens on such Collateral except Liens permitted under Section 6.02.  As of the Closing Date, the jurisdictions in which the filing of UCC financing statements are necessary are listed on Schedule 4.17 and the jurisdictions in which the filing of the Mortgages are necessary are listed on Schedule 4.17.

SECTION 4.18  Labor Matters.  Except as described on Schedule 4.18, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of the Subsidiaries as of the Closing Date.  There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of the Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of the Subsidiaries.  No significant unfair labor practice, charges or grievances are pending against the Borrower or any of the Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority, nor have there been any in the last five years.  All payments due from the Borrower or any of the Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.19  Reserved.

SECTION 4.20  Foreign Assets Control Regulations, Etc.

(a)           Neither the making of the Loans to the Borrower hereunder nor the use of the proceeds thereof has violated or will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)           Neither the Borrower nor any of its Subsidiaries (a) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engages in any dealings or transactions with any such Person.  Each of the Borrower and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c)           No part of the proceeds from the Loans has been or will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower or any of its Subsidiaries.

SECTION 4.21  Common Enterprise.  The successful operation and condition of the Borrower and each of the Subsidiaries is dependent on the continued successful performance of the functions of the group of such Credit Parties as a whole and the successful operation of each of such Credit Parties is dependent on the successful performance and operation of each other such Credit Party.  Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Credit Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in its separate capacity and as a member of the group of companies.  Each Credit Party has determined that execution, delivery, and performance of this Agreement and any other Credit Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect benefit to such Credit Party, and is in its best interest.

SECTION 4.22   Securities Exchange Agreement.  All of the representations and warranties made by the Company in Section 3 of the Securities Exchange Agreement are true and correct.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of the Borrower and each other Credit Party covenants and agrees with the Lenders that:

SECTION 5.01  Financial Statements and Other Information.  Each of the Borrower and each other Credit Party will furnish to the Administrative Agent, which will furnish to each Lender:

(a)           within 90 days after the end of each Fiscal Year, the audited consolidated balance sheet of the Borrower and its Subsidiaries and the related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Hogan Taylor LLP or other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (other than for the Fiscal Year ended December 31, 2010, without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           (i) within 45 days after the end of each Fiscal Quarter the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the then current Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries, as applicable, on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           within 30 days after the end of each month, consolidated balance sheets of the Borrower and its Subsidiaries and the related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Month and the then elapsed portion of the then current Fiscal Year, setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated

Subsidiaries, on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)           concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of the Borrower, (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.10 and 6.11, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements initially delivered pursuant to clause (a) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) if delivered with the financial statements referred to in Section 5.01(a), accompanied by a detailed calculation of Consolidated Excess Cash Flow;

(e)           concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)           concurrently with the delivery of the financial statements under clause (b) above, a detailed report of all Capital Expenditures, including an itemized list of all such expenditures by date made during the period commencing with the beginning of the Fiscal Year for which such statements are being delivered and the Fiscal Quarter most recently ended and a description of the source of funds for each such expenditure; and

(g)           as soon as available, but in any event within 30 days after the first day of each Fiscal Year, a copy of the forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Borrower and its Subsidiaries for the upcoming Fiscal Year, in a form satisfactory to the Administrative Agent;

(h)           promptly, but in any event within 3 Business Days after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the stockholders (or to the board of directors or to the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them;

(i)           promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of Borrower and its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.01;

(j)           as soon as available, but in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier)

in effect for the Borrower and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may request;

(k)           promptly after the filing or receiving thereof, copies of all reports and notices which the Borrower or any Subsidiary files under ERISA with the Internal Revenue Service or the PBGC or the U.S.  Department of Labor or which the Borrower or any Subsidiary receives from such corporation;

(l)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders or members generally, as the case may be;

(m)         promptly following any request therefor, such financial and other information as any Lender may determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the assignment or participation of Commitments or Loans hereunder, except at such times as the applicable Credit Party is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, all to be provided to such Lender and any qualified institutional buyer (as defined in Rule 144A under the Securities Act) designated by such Lender; and

(n)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement or the other Credit Documents, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02  Notices of Material Events.  Borrower will furnish to the Administrative Agent and each Lender prompt (and in any event, within 3 Business Days) written notice of the following:

(a)           the occurrence of any Default or Event of Default;

(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary of any of them that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $100,000; and

(e)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect. Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

In addition to the foregoing, in the event that the Borrower or any ERISA Affiliates have participated, now participates or will participate in any Plan or Multiemployer Plan, the Borrower will, or will cause any such ERISA Affiliate to, deliver to the Administrative Agent and each Lender:  (i) promptly and in any event within 10 days after it knows or has reason to know of the occurrence of a “reportable event, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan, a copy of any materials required to be filed with the PBGC with respect to such reportable event, together with a statement of the chief financial officer of the Borrower setting forth details as to such reportable event and the action which the Borrower and the ERISA Affiliate propose to take with respect thereto; (ii) at least 10 days prior to the filing by any plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice; (iii) promptly upon the request of any Lender, and in no event more than 10 days after such request, copies of each annual report on Form 5500 that is filed with the Internal Revenue Service, together with certified financial statements for the Plan (if any) as of the end of such year and actuarial statements on Schedule B to such Form 5500; (iv) promptly and in any event within 10 days after it knows or has reason to know of any event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of the chief financial officer of the Borrower describing such event or condition; (v) promptly and in no event more than 10 days after its or any ERISA Affiliate’s receipt thereof, the notice concerning the imposition of any withdrawal liability under section 4202 of ERISA; and (vi) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC or the Internal Revenue Service with respect to any Plan or Multiemployer Plan; provided, however, that this final paragraph of Section 5.02 shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.

SECTION 5.03  Preservation of Existence.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04  Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the applicable Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not permitted under the terms of this Agreement; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

SECTION 5.05  Maintenance of Properties.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06  Books and Records; Inspection Rights.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent or any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon prior notice and at the expense of the Borrower, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such times and as often as requested.

SECTION 5.07  Compliance with Laws.

(a)           The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           For each existing, or hereafter adopted, Plan, Borrower will, and will cause each Domestic Subsidiary to, in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Plan, including under any funding agreements and all applicable laws.  All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Plan by such a Credit Party shall be paid or remitted by such Credit Party and each Domestic Subsidiary of Borrower in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.  The Borrower shall deliver to each Lender (i) if requested by such Lender, copies of each annual and other return, report or valuation with respect to each Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that Borrower or any Domestic Subsidiary may receive from any applicable Governmental Authority with respect to any Plan; (iii) notification within 30 days of any increases having a cost to one or more of the Credit Parties and their Domestic Subsidiaries in excess of $100,000 per annum in the aggregate, in the benefits of any existing Plan, or the establishment of any new Plan, or the commencement of contributions to any such plan to which any such Credit Party was not previously contributing; and (iv) notification within 30 days of any voluntary or involuntary termination of, or participation in, a Plan.

(c)           The  Borrower will, and will cause each of its Subsidiaries to, (a) comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits, (b) obtain and renew all Environmental Permits necessary for its operations and properties and (c) conduct any investigation, study, sampling and testing required by Environmental Laws, and undertake any cleanup, removal, remedial or other action required by Environmental Laws to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.  If the Required Lenders have a reasonable basis to believe that Hazardous Materials have been released, spilled or disposed on the Borrower’s or any of its Subsidiaries’ property in violation of Environmental Laws after the Closing Date or that the Borrower or its Subsidiaries is in material violation of Environmental Laws, at the request of the Required Lenders from time to time, each of the Borrower will, and will cause each of its Subsidiaries to, provide to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any releases of Hazardous Materials on such properties or any such material violation of Environmental Laws.

SECTION 5.08  Use of Proceeds.  The proceeds of the Loans will be used to refinance existing Indebtedness of the Borrower and its Subsidiaries, repurchasing Equity Interests of the Borrower to the extent permitted hereunder, to pay transaction fees and expenses related to the Closing Date Transactions and for general corporate purposes.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09  Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies having a financial strength rating of at least A by A.M.  Best Company (or the equivalent of such rating from a comparable foreign equivalent company) that are not Affiliates of the Borrower, (a) insurance in such amounts, with such deductibles and covering such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents.  The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.  The Borrower shall insure that the Administrative Agent, on behalf of the Secured Parties, is named as additional insured on all liability policies and as lender loss payee (pursuant to an endorsement satisfactory to the Administrative Agent) on all property and casualty policies of the Borrower, including all business interruption policies.

SECTION 5.10  Casualty and Condemnation.  The Borrower (a) will furnish to the Administrative Agent (for delivery to the Lenders) prompt written notice of any casualty or other insured damage to any portion of the Collateral in excess of, individually or in the aggregate, $50,000 during any Fiscal Year or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement.

SECTION 5.11  Field Examinations.  At any time that any Lender requests, the Borrower will provide such Lender (and any third party retained by it), at the expense of the Borrower, with access to properties, books, records and employees of Borrower and its Subsidiaries to conduct field examinations, to inspect the Collateral and related reporting and control systems.

SECTION 5.12  Reserved.

SECTION 5.13  Additional Collateral; Further Assurances.

(a)           Upon the formation or acquisition of any Domestic Subsidiary of the Borrower at any time after the Closing Date, or upon any Domestic Subsidiary becoming a Subsidiary at any time after the Closing Date, the Borrower shall, within 10 Business Days after such formation or acquisition, or within 10 Business Days after such Domestic Subsidiary becomes a Subsidiary, as the case may be:

(i)           (A) cause such Subsidiary to become a Borrower under this Agreement by executing and delivering to the Lenders a joinder to this Agreement in form and substance satisfactory to the Administrative Agent and grant a security interest to the Administrative Agent on behalf of the Secured Parties in all of its assets constituting Collateral under the Security Agreement to secure the Secured Obligations, and (B) take whatever action (including delivering properly completed Uniform Commercial Code financing statements) that may be necessary or advisable in the opinion of the Required Lenders to vest in the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the assets of such Domestic Subsidiary purported to be subject to the Security Agreement;

(ii)           (A) cause all of the Equity Interests in such Domestic Subsidiary to be pledged to the Administrative Agent to secure the Secured Obligations by causing the direct owners of such Equity Interests to execute and deliver to the Lenders a pledge agreement in the form acceptable to the Administrative Agent, (B) deliver or cause to be delivered to the Administrative Agent all certificates and undated stock powers duly executed in blank (to the extent the Equity Interests of such Domestic Subsidiary are certificated) and other documents required by the Pledge Agreement with respect to such Equity Interests and (C) take or cause to be taken such other actions as may be necessary to provide the Administrative Agent with a first priority perfected pledge of and security interest in such Equity Interests;

(iii)           if such Domestic Subsidiary owns any real property, (A) deliver to the Lenders Mortgages covering such real property, together with each of the other documents of the types referred to in Section 3.01(e) with respect to such real property as the Required Lenders shall request, including current Mortgage Policies, surveys and real estate appraisals and (B) take all such actions and execute and deliver, or cause to be executed and delivered, all such other documents, instruments, agreements, opinions and certificates with respect to such real property and Mortgages that the Required Lenders shall request to create in favor of the Administrative Agent, for the benefit of Secured Parties, a valid and, subject to any applicable filings and/or recordings, perfected first priority security interest in such real property; and

(iv)           deliver to the Lenders documents of the types referred to in clause Section 3.01(b) with respect to such Domestic Subsidiary and, if requested by the Required Lenders, favorable opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (i), (ii), (iii) and (iv) above), all in form, content and scope satisfactory to the Required Lenders.

(b)           In the event that Borrower or any of its Subsidiaries acquires any real property, then such Credit Party shall (i) as promptly as practicable, provide notice thereof to the Administrative Agent, and (ii) contemporaneously with acquiring such real property, (A) deliver to the Lenders a Mortgage covering such real property, (B) deliver to the Lenders such other documents of the types referred to in Section 3.01(e) with respect to such real property as the Required Lenders shall request, including current Mortgage Policies and current surveys acceptable to the Required Lenders by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Required Lenders, (C) with respect to any leased real property, a Collateral Access Agreement in form and substance acceptable to the Required Lenders; and (D) take all such actions and execute and deliver, or cause to be executed and delivered, all such other documents, instruments, agreements, opinions and certificates with respect to such real property that the Required Lenders shall request to create in favor of the Administrative Agent, for the benefit of Secured Parties, a valid and, subject to any applicable filings and/or recordings, perfected first priority security interest in such real property.

(c)           Without limiting the foregoing, the Borrower will, and will cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to the Lenders such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings and other documents and such other actions or deliveries of the type required by Section 3.01, as applicable), which may be required by law or which the Required Lenders may, from time to time, request to carry out the terms and conditions of this Agreement and the other Credit Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Credit Parties.

SECTION 5.14  Reserved.

SECTION 5.15  Material Contracts.  Each of the Borrower and each other Credit Party will, and will cause each of its Subsidiaries to, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, and enforce each such Material Contract in accordance with its terms.

SECTION 5.16  Securities Exchange Agreement.  The Company shall comply with all of its covenants set forth in the Securities Exchange Agreement.

ARTICLE VI

NEGATIVE COVENANTS

Until the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Credit Document have been paid in full, each of the Borrower and each other Credit Party covenants and agrees with the Lenders that:

SECTION 6.01  Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness under the Credit Documents;

(b)           Indebtedness existing on the date hereof and set forth in Schedule 6.01 or any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c)           Indebtedness of any Credit Party owing to any other Credit Party; provided that such Indebtedness is evidenced by one or more promissory notes that are pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Agreement;

(d)           Guarantees by any Credit Party of Indebtedness of any other Credit Party; provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, and (ii) Guarantees permitted under this clause (d) shall be subordinated to the Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(e)           Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(f)           Indebtedness in respect of netting services, overdraft protection and otherwise in connection with deposit accounts or similar accounts incurred in the ordinary course of business;

(g)           Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(h)          Indebtedness secured by purchase money security interests and Capital Leases permitted by Section 6.02(d);

(i)           Indebtedness in the form of Swap Agreements permitted under Section 6.06;

(j)           Indebtedness pursuant to the Liberty Bank Loan;

(k)           Indebtedness incurred pursuant to the loan agreement dated as of July 14, 2010 between the Borrower and the Oklahoma Department of Commerce in a principal amount not to exceed $3,300,000; and

(l)           other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not in excess of $100,000 at any time outstanding.

SECTION 6.02  Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created pursuant to any Credit Document;

(b)           Permitted Encumbrances;

(c)           any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (or to any new category of asset, with respect to collateral categories such as inventory or accounts receivable that turn-over in the ordinary course of business) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)           Liens created in connection with purchase money Indebtedness and Capital Lease Obligations with respect to equipment and fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $1,000,000 outstanding at any time for all such Liens; provided that (i) such Lien shall attach only to the assets subject to such purchase money Indebtedness or Capital Lease, and (ii) such Indebtedness is incurred within 60 days following such purchase and does not exceed 100% of the purchase price of such assets, plus fees or expenses incurred in connection with the acquisition thereof; and

(e)           Liens pursuant to the Indebtedness described in Section 6.01(j) or (k).

SECTION 6.03  Fundamental Changes; Change in Nature of Business.  (a)  The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, or Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom:

(i)           any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving entity;

(ii)          any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Guarantor;

(iii)         any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(iv)         any Subsidiary that is a Guarantor may Dispose of all or substantially all of its assets to Borrower or any other of Borrower’s Subsidiaries.

(b)           The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related or complementary thereto.

SECTION 6.04  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any of its Subsidiaries to, make, hold or acquire (including pursuant to any merger) any Investment in any Person, or make any Acquisition, except:

(a)           Permitted Investments;

(b)           Investments in existence on the Closing Date and described in Schedule 6.04;

(c)           loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that any such loans and advances shall be evidenced by a promissory note pledged pursuant to the Security Agreement;

(d)           Guarantees permitted by Section 6.01(d) and (g);

(e)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)           Loans or advances made to employees in the ordinary course of business not to exceed $100,000 at any time in the aggregate; and

(g)           Investments in the form of Swap Agreements permitted by Section 6.06.

SECTION 6.05  Dispositions.  The Borrower will not, nor will it permit any of its Subsidiaries to, Dispose of any asset, including any Equity Interests owned by it, nor will the

Borrower permit any of its Subsidiaries to issue any additional Equity Interests in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)           Dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or other tangible property in the ordinary course of business;

(b)           Dispositions of assets to the Borrower or to a wholly-owned Subsidiary of the Borrower; provided that if the transferor of such assets is a Credit Party, the transferee thereof must be a Credit Party;

(c)           Dispositions permitted by Section 6.03 and 6.04;

(d)           Restricted Payments permitted by Section 6.07;

(e)           Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business and consistent with past practices;

(f)           Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary; and

(g)           Dispositions of assets that are not permitted by any other paragraph of this Section 6.05, so long as the Net Proceeds of any such Disposition are applied as provided in Section 2.10; provided that (i) the aggregate fair market value of all assets Disposed of in reliance upon this paragraph (g) shall not exceed $250,000 during any Fiscal Year;

provided that all Dispositions permitted by this Section 6.05 (other than those permitted by paragraphs (b) and (f) above) shall be made for fair value.

SECTION 6.06  Swap Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests or any Indebtedness restricted from being prepaid in accordance with Section 6.07, of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.07  Restricted Payments; Certain Payments of Indebtedness.

(a)           The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)           each Subsidiary of the Borrower may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(ii)           the Borrower may repurchase, retire or redeem from senior management of the Borrower and its Subsidiaries, Equity Interests in the Borrower in an aggregate amount not to exceed $250,000 during any Fiscal Year and $500,000 in the aggregate; provided that after giving effect to such repurchase, retirement or redemption, no Default or Event of Default shall have occurred and be continuing; and

(iii)           repayments of Indebtedness to the extent permitted pursuant to Section 6.07(c).

(b)           The Borrower will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any management, consulting, transaction or similar fees to any stockholder of the Borrower or any Affiliate of the Borrower, other than fees paid to H.I.G. or its Affiliates, guaranty fees or lease payments payable to Marjorie Brooks under arrangements in place as of date hereof, and compensation payments to executives of the Borrower or its Subsidiaries in the ordinary course of business or as otherwise approved by the Administrative Agent in its sole discretion.

(c)           Each of the Borrower and each other Credit Party will not, nor will it permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except:

(i)           prepayments of Indebtedness created under the Credit Documents and, to the extent no Default or Event of Default has occurred and is continuing or would result therefrom, prepayments of any other Indebtedness to the extent permitted under the subordination terms governing such Indebtedness;

(ii)           prepayments of Indebtedness owed to any Credit Party; and

(iii)           refinancings of Indebtedness to the extent permitted by Section 6.01.

SECTION 6.08  Transactions with Affiliates.  The  Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except for: (1) such agreements as set forth on Schedule 6.08 hereof, (2) transactions effectuated pursuant to any of the Transaction Documents entered into concurrently herewith, or (3) in an aggregate amount not to exceed $250,000 during any Fiscal Year and $500,000 in the aggregate with respect to (a) transactions that are (i) in the ordinary course of business and (ii) at prices and on terms and conditions not less favorable to the applicable Borrower, such other Credit Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Credit Parties, or (c) any Restricted Payment or other payments permitted by Section 6.07.

SECTION 6.09  Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to make Restricted Payments to, to make or repay loans or advances to, or to transfer assets to, the Borrower or any Guarantor or to Guarantee Indebtedness of the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Credit Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.10  Financial Covenants.

(a)           Leverage Ratio.  The Borrower will not permit the Leverage Ratio for the four Fiscal Quarters ending on the dates below to be less than the corresponding amounts below to be greater than the ratio set forth below opposite such period:

Period	Ratio
December 31, 2011	5.75:1.00
March 31, 2012	5.50:1.00
June 30, 2012	5.00:1.00
September 30, 2012	4.50:1.00
December 31, 2012	4.00:1.00
March 31, 2013	3.50:1.00
June 30, 2013	3.50:1.00
September 30, 2013	3.25:1.00
December 31, 2013	3.00:1.00
January 1, 2014 and thereafter	3.00:1.00

(b)           Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter to be less than the ratios set forth below for the four Fiscal Quarters ending on the dates below:

Fiscal Quarter	Ratio
December 31, 2011	1.00:1.00
March 31, 2012	1.00:1.00
June 30, 2012	1.00:1.00
September 30, 2012	1.00:1.00
December 31, 2012	1.25:1.00
March 31, 2013	1.25:1.00
June 30, 2013	1.25:1.00
September 30, 2013	1.50:1.00
December 31, 2013	1.50:1.00
March 31, 2014 and thereafter	1.50:1.00

(c)           Minimum EBITDA.  The Borrower shall not permit Consolidated EBITDA for the four Fiscal Quarters ending on the dates below to be less than the corresponding amounts below:

Fiscal Quarter	Minimum EBITDA
December 31, 2011	$5,000,000
March 31, 2012	$5,500,000
June 30, 2012	$6,000,000
September 30, 2012	$6,500,000
December 31, 2012	$6,500,000
March 31, 2013	$7,000,000
June 30, 2013	$7,500,000
September 30, 2013	$8,000,000
December 31, 2013	$8,000,000
March 31, 2014	$8,500,000
June 30, 2014	$9,000,000
September 30, 2014	$9,500,000
December 31, 2014	$9,500,000
March 31, 2015 and thereafter	$10,000,000

SECTION 6.11  Capital Expenditures.  The Borrower will not, and will not permit any of its Subsidiaries to, make or become legally obligated to make any Capital Expenditures, except for Capital Expenditures not exceeding $3,500,000 in the aggregate during the Fiscal Year of the Borrower ending December 31, 2011 and $2,500,000 in the aggregate during any subsequent Fiscal Year of the Borrower; provided that any capital expenditures committed to be made in a Fiscal Year but not made until the immediately succeeding Fiscal Year shall be deemed to be made in the Fiscal Year in which committed rather than the Fiscal Year in which made for purposes of determining compliance with this Section 6.11.

SECTION 6.12  Leases.  The  Borrower will not, and will not permit any Subsidiary to, become or remain liable, directly or indirectly, as lessee or guarantor or other surety with respect to operating leases under which the aggregate amount of all rent and additional payments to be incurred thereunder at any time would exceed $3,000,000.

SECTION 6.13  Changes in Fiscal Year.  The Borrower will not make any change in its Fiscal Year.

SECTION 6.14  Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into or suffer to exist any transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities.

SECTION 6.15  Sale or Discount of Receivables.  The Borrower will not and will not permit any Subsidiary to sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable, other than the sale or transfer of impaired receivables to collection agencies deemed uncollectible by the Borrower in its reasonable business judgment.

SECTION 6.16  Intellectual Property Licenses.  Borrower will not, nor will it permit any of its Subsidiaries to, enter into any arrangement directly or indirectly, whereby it shall license any rights to intellectual property that it owns or licenses, except for licenses of intellectual property that are in furtherance of, or integral to, other business transactions entered into by the Borrower or any Subsidiary in the ordinary course of business.

SECTION 6.17  Issuance of Equity Interests.  The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the later of the Maturity Date.  The Borrower will not, and the Borrower will not permit any Subsidiary of the Borrower (either directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares) to issue, sell or dispose of any Equity Interests of any class except (i) for directors’ qualifying Equity Interests or other Equity Interests issued to comply with local ownership legal requirements (but not in excess of the minimum number of Equity Interests necessary to satisfy such requirement), (ii) to the Borrower or any wholly owned Subsidiary, (iii) pursuant to any management incentive plan approved by the Administrative Agent in its sole discretion, (iv) issuances on the Closing Date and (v) issuances of Equity Interests to fulfill dividends on preferred Equity Interests.

SECTION 6.18  Amendment of Organization Documents.  The Borrower will not, and will not permit any of its Subsidiaries to, amend any of its Organization Documents if such amendment would be adverse to the Administrative Agent or the Lenders (it being understood that any amendments to the provisions of the Organization Documents, as in effect on the Closing Date, setting forth the rights required to be granted under Section 5.16 hereof shall be adverse to the Lenders).

SECTION 6.19  Terrorism Sanctions Regulations.  Each of the Borrower and each other Credit Party will not, and will not permit any of its Subsidiaries to (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engage in any dealings or transactions with any such Person.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01  Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower or any other Credit Party (to the extent liable therefor as Guarantor or otherwise) shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower or any other Credit Party (to the extent liable therefor as Guarantor or otherwise) shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Credit Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower, any Credit Party or any Subsidiary in or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect or misleading in any material respect when made or deemed made;

(d)           the Borrower or, to the extent applicable, any other Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02(a) or (e), 5.03, 5.04, 5.06, 5.09, 5.10, 5.11, 5.12, 5.13, or 5.15 or in Article VI;

(e)           the Borrower or, to the extent applicable, any other Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Credit Document, and such failure shall continue unremedied for a period of 30 days;

(f)           the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) or otherwise defaults in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, or to cause an offer to prepay, repurchase, redeem or defease such Material Indebtedness to be made, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as such Indebtedness is repaid in full in connection with such sale or transfer;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any other Credit Party or any Subsidiary or their respective debts, or of a substantial part of their respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any other Credit Party or any Subsidiary or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           the Borrower, any other Credit Party or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any other Credit Party or any Subsidiary or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)           the Borrower, any other Credit Party or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           there is entered against the Borrower or any Subsidiary (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) in excess of the $250,000(except to the extent covered by insurance as to which the insurance carrier has acknowledged coverage) or (ii) any one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and, in either case, there is a period of more than 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(l)           an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and/or any Subsidiary in an aggregate amount exceeding $250,000; any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year; the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any ERISA Affiliate that a Plan may become a subject of such proceedings; the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $125,000; the Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans; or the Borrower or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Borrower or any Subsidiary thereunder;

(m)           a Change in Control shall occur;

(n)           (i) any provision of the Guaranty Agreement ceases to be valid, binding and enforceable in accordance with its terms, (ii) the Guaranty Agreement shall fail to remain in full force or effect (except as the parties thereto may otherwise agree) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty Agreement, or (iii) any Guarantor shall deny that it has any further liability under the Guaranty Agreement (or shall give notice to such effect) or shall challenge the enforceability of the Guaranty Agreement or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of the Guaranty Agreement has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms;

(o)           (i) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, (ii) any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document or (iii) any Credit Party shall deny that it has any further liability under any Collateral Document to which it is a party (or shall give notice to such effect) or shall challenge the enforceability of any Collateral Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any Collateral Document has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms;

(p)           any loss, suspension or revocation of, or failure to renew, any material license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries;

(q)           any Material Contract shall have been terminated or shall have otherwise ceased to be in effect and such Material Contract is not replaced by an agreement with comparable economic terms at any time prior to its termination or when it otherwise ceases to be in effect; or

(r)           any event or condition occurs that results in the Liberty Bank Loan becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of the Liberty Bank Loan or any trustee or agent on its or their behalf to cause the Liberty Bank Loan to become due, or to require the prepayment of the Liberty Bank Loan prior to its scheduled maturity;

then, and in every such event (other than an event with respect to the Borrower or any other Credit Party described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the other Credit Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower or any other Credit Party described in clause (h) or (i) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower and the other Credit Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the other Credit Parties.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Credit Documents or at law or equity, including all remedies provided under the UCC.

SECTION 7.02  Application of Proceeds.  Any proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its rights and remedies provided under the Credit Documents or at law or equity, shall be applied by the Administrative Agent in the following order:

First, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such sale, collection or other realization;

Second, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;

Third, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, and unused commitment fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders), ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, ratably among the Lenders to whom any such Secured Obligations are owed in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of that portion of the Secured Obligations constituting amounts owing under Secured Swap Agreements, ratably among the Lenders and any Affiliates of Lenders to whom any Secured Swap Obligations are owed in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and of the other Credit Documents, together with such actions and powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, each of the Lenders hereby authorizes the Administrative Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of the Lenders with respect to the Collateral Documents.

The Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby and by the other Credit Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein and in the other Credit Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered under this Agreement or any other Credit Document or in connection with this Agreement or any other Credit Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Credit Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Credit Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by providing at least 60 days’ prior written notice to the Lenders and the Borrower and may be removed at any time that it is a Defaulting Lender with or without cause by the Required Lenders; provided, that, unless a Default or Event of Default exists, such removal shall require the consent of the Borrower.  Upon any such resignation or removal, the Required Lenders, shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 60 days after the retiring Administrative Agent gives notice of its resignation or is notified by the Required Lenders of its removal, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank or insurance company having a combined capital and surplus of at least $500,000,000 with an office in New York City, or an Affiliate of any such a Person or other Person engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Credit Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After any Administrative Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this

Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document, any related agreement or any document furnished hereunder or thereunder.  Each Lender acknowledges that the Administrative Agent does not owe any fiduciary or other duty to such Lender or any of its Related Parties.  Each Lender acknowledges that it (a) has received copies of this Agreement, the other Credit Documents, and such other financial statements, documents and information as such Lender has deemed necessary or appropriate for the purpose of making its own credit analysis and decision to enter into this Agreement and make the Loans and Commitments contained herein.  Each Lender agrees that the Administrative Agent and the other Lenders shall have no responsibility to any other party hereto for the completeness of information obtained by such Lender from any source with respect to the transactions contemplated hereby, the Credit Parties and their Subsidiaries and any other matter affecting the credit quality or market value of the Loans, the Commitments and the other Obligations.

Each Lender acknowledges that the Administrative Agent, the other Lenders and their respective its affiliates may directly or indirectly be an existing holder of debt securities or equity securities of the Borrower and may possess information with respect to the  Credit Parties and their Subsidiaries (including but not limited to information regarding the financial forecasts, future capital expenditures and business strategy of the Credit Parties and their Subsidiaries) and other matters affecting the credit quality or market value of the Obligations that is not known to any other party hereto, including information that may be material and non-public.  Each party further acknowledges that it has not received and does not wish to receive any such information that may be in the other party’s possession.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)           if to the Borrower:

Advanced Environmental Recycling Technologies, Inc.
914 N. Jefferson
Springdale, Arkansas 72764
Telephone:  (479) 756-7400
Facsimile:  (479) 756-7410
Attention:  Chief Executive Officer

With a copy (for informational purposes only) to:

Cox Smith Matthews Incorporated
112 East Pecan Street
Suite 1800
San Antonio, TX 78205
Telephone:  (210) 554 -5500
Facsimile:  (210) 226-8395
Attention:  J. Patrick Ryan, Esq.

(ii)           if to the Administrative Agent:

c/o HIG Capital, LLC
855 Boylston Street, 11th Floor
Boston, MA 02116
Attention:  Michael Phillips
Facsimile: (617) 262-1505

With a copy (for informational purposes only) to:

Paul, Hastings, Janofsky & Walker LLP
191 N. Wacker Drive
30th Floor
Chicago, IL 60606
Telephone:  (312) 499-6000
Facsimile:  (312) 499-6100
Attention:  Amit Mehta, Esq. and Louis Hernandez, Esq.

(iii)           if to any other Lender, to it at its address (or telecopy number) set forth in its Assignment and Assumption.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lenders.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02  Waivers; Amendments.  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under any other Credit Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Credit Document or consent to any departure by the Borrower or any other Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(a)           Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (ii) in the case of any other Credit Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Credit Party or Credit Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce or forgive the principal amount of any Loan or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, or restrict the ability of the Borrower to prepay the Obligations or amend or waive any remedy thereunder without the written consent of each Lender affected thereby, (D) change Section 2.17(b) or 2.17(c) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender, (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Credit Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (F) release any Guarantor from its obligations under the Guaranty Agreement (except as otherwise permitted herein or in the other Credit Documents), without the written consent of each Lender, or (G) except as provided in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(b)           The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Credit Parties on any Collateral (i) upon the termination of all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), (ii) constituting property being sold or disposed of if the Credit Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to a Credit Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or

(iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII.  Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

SECTION 9.03  Expenses; Indemnity; Damage Waiver.  The Borrower and the other Credit Parties agree to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the fees, charges and disbursements of counsel for the Administrative Agent and the fees and charges relating to real estate surveys, appraisals and field examinations, due diligence, travel, courier, reproduction, printing and delivery costs, the preparation and administration of this Agreement and the other Credit Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii)  all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement, collection or protection of its rights in connection with this Agreement or any of the other Credit Documents after the occurrence of an Event of Default, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the other Credit Documents or any of the transactions contemplated hereby or thereby, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(a)           The Borrower and the other Credit Parties shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any Credit Party, any of their affiliates or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or the parties to any other Credit Document of their respective obligations hereunder or thereunder or any other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, any other Credit Party or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrower, any other Credit Party or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(b)           To the extent that the Borrower and the Credit Parties fail to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(c)           To the extent permitted by applicable law, each of the Borrower and each other Credit Party shall not assert, and each of the Borrower and each other Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(d)           All amounts due under this Section shall be payable not later than five days after written demand therefor.  The obligations

SECTION 9.04  Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) none of the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or such other Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           except in the case of an assignment to an Lender or an Affiliate of a Lender, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)           each assignment must be made to an Eligible Assignee unless the Borrower and the Administrative Agent otherwise consent.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)           The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(i)           A Participant shall not be entitled to receive any greater payment under Section  2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05  Survival.  All covenants, agreements, representations and warranties made by the Credit Parties herein and in the other Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Section 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

SECTION 9.07  Integration; Effectiveness.  This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 3.01, this Agreement shall become effective when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.08  Severability.  Any provision of this Agreement or any other Credit Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.10  Governing Law; Jurisdiction; Consent to Service of Process.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)           The Borrower and each other Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)           The Borrower and each other Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.11  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, agents, shareholders or members, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Credit Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Credit Parties.  For the purposes of this Section, “Information” means all information received from the Credit Parties relating to the Credit Parties or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.14  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15  USA Patriot Act.  Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies the Borrower and each other Credit Party that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and each other Credit Party, which information includes the name and address of the Borrower and each other Credit Party and other information that will allow such Lender to identify the Borrower and each other Credit Party in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC

By:_________________________________
Name:
Title:

H.I.G. AERT, LLC,
as Administrative Agent and Lender

By:________________________________ Name:
Title:

SCHEDULE I

COMMITMENTS

Lender	Series A Term Loan Commitment	Series B Term Loan Commitment
H.I.G. AERT, LLC	$10,000,000	$9,000,000
TOTAL:	$10,000,000	$9,000,000